                                                                           Registration No. 333-_______

As filed with the Securities and Exchange Commission on December 3, 2012

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_______________________

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Premier Financial Bancorp, Inc.
(Exact Name of Registrant as Specified in its Charter)

Kentucky                                                                             61-1206757
(State or Other Jurisdiction of           (I.R.S. Employer Identification No.)
                Incorporation or Organization)

2883 Fifth Avenue
Huntington, West Virginia 25702
(Address of Principal Executive Offices)
Premier Financial Bancorp, Inc. Long Term Incentive Plan
(Full Title of the Plan)

Copies to:

Robert W. Walker
President and Chief Executive Officer
Premier Financial Bancorp, Inc.
2883 Fifth Avenue
Huntington, West Virginia 25702
(304) 525-1600
(Name, Address and Telephone
Number of Agent for Service)
Thomas J. Murray, Esq. Huddleston Bolen LLP 611 Third Avenue Huntington, West Virginia 25701 (304) 691-8398

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer, ”and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one)

Large accelerated filer ☐.	Accelerated filer ☐.	Non-accelerated filer ☐ (Do not check if smaller reporting company)	Smaller reporting company ☑

_______________________

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [X]

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, no par value per share	500,000	$10.12(2)	$5,060,000.00	$690.19

(1)
Together with an indeterminate number of additional shares that may be necessary to adjust the number of shares reserved for issuance pursuant to the Premier Financial Bancorp, Inc. Long Term Incentive Plan (the "Stock Plan") as a result of a stock split, stock dividend or similar adjustment of the outstanding common stock of Premier Financial Bancorp, Inc. (the "Company") pursuant to 17 C.F.R. Section 230.416(a) under the Securities Act of 1933, as amended (the "Securities Act").

(2)
Determined pursuant to 17 C.F.R. Sections 230.457(h)(1) and 230.457(c) under the Securities Act upon the basis of the average of the high and low prices reported on the NASDAQ Global Market on November 30, 2012.

_______________________

This Registration Statement shall become effective upon filing in accordance with Section 8(a) of the Securities Act and 17 C.F.R. Section 230.462.

PART I.

Items 1 and 2. Plan Information and Registrant Information and Employee Plan Annual Information.

The documents containing the information specified in Parts I and II of Form S-8 have been or will be sent or given to participants in the Stock Plan as specified by 17 C.F.R. Section 230.428(b)(1) promulgated by the Securities and Exchange Commission (the "Commission") under the Securities Act.

Such documents are not being filed with the Commission, but constitute (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II.

Item 3. Incorporation of Documents by Reference.

The following documents previously or concurrently filed with the Commission are hereby incorporated by reference in this Registration Statement

       a)  The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2011 (Commission File No. 000-20908), filed with the Commission on March 30, 2012, pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act");

       b) All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the year covered by the Annual Report on Form 10-K referred to in (a) above; and

       c)  The description of the Company's common stock contained in the Registration Statement on Form S-4 (Commission File No. 333-160051) dated June 8, 2009, as amended July 8, 2009; and

All documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14, or 15 (d) of the Exchange Act, after the date hereof, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference into this Registration Statement and to be a part thereof from the date of the filing of such documents. Any statement contained in the documents incorporated, or deemed to be incorporated, by reference herein or therein shall be deemed to be modified or superseded for purposes of this Registration Statement and the prospectus to the extent that a statement contained herein or therein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein or therein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement and the prospectus.

All information appearing in this Registration Statement and the prospectus is qualified in its entirety by the detailed information, including financial statements, appearing in the documents incorporated herein or therein by reference.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

None.

Item 6.  Indemnification of Directors and Officers.

Section 271B.2-020(2)(d) of Kentucky Business Corporation Act (the "Act") enables a Kentucky corporation to provide in its articles of incorporation, and the Registrant has so provided in its Articles of Incorporation, for the elimination or limitation of the personal liability of  a director to the corporation or its shareholders for monetary damages for breach of his fiduciary duty as a director; provided, however, that a director's liability is not eliminated or limited:  (1) for any transaction in which the director's personal financial interest is in conflict with the financial interests of the corporation or its shareholders; (2) for acts or omissions not in good faith or which involve intentional misconduct or are known to the director to be a violation of law; (3) for any vote or assent to an unlawful distribution to shareholders as prohibited under Section 271B.8-330 of the Act (which imposes liability on directors for payments of dividends, purchases, redemptions or other acquisitions of shares, and distributions of indebtedness that are unlawful); or (4) for any transaction from which the director derived an improper personal benefit.

Section 271B.8-510 of the Act permits the indemnification by a corporation of any director who is made party to a threatened, pending or completed action, suit or proceeding because he is or was a director of such corporation. To be eligible for indemnification, such person must have conducted himself in good faith and reasonably believed that his conduct, if undertaken in his official capacity with the corporation, was in the corporation's best interests, and, if not in his official capacity, was at least not opposed to the corporation's best interests. In the case of a criminal proceeding, the director must also not have reasonable cause to believe his conduct was unlawful. A director may not be indemnified under the above-referenced section in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation or in connection with any other proceeding charging improper personal benefit by him, whether or not involving action in his official capacity, in which he was adjudged liable on the basis that personal benefit was improperly received by him. Indemnification permitted under Section 271B.8-510 of the Act in connection with a proceeding by or in the right of the corporation shall be limited to reasonable expenses incurred in connection with the proceeding. Section 271B.8-560 of the Act provides that a Kentucky corporation may indemnify its officers, employees and agents to the same extent as directors.  Mandatory indemnification against reasonable expenses incurred in connection with a proceeding is provided for by the Act, unless otherwise limited by the corporation's articles of incorporation, where a director or officer has been wholly successful on the merits or otherwise, in the defense of any proceeding to which he was a party because he is or was a director or officer of the corporation.  A court of competent jurisdiction may also order indemnification if the director is fairly and reasonably entitled thereto in view of all relevant circumstances, whether or not he met the applicable standard of conduct or was adjudged liable to the corporation.

The Act provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise.  Additionally, the Act provides that a corporation may purchase and maintain insurance on behalf of directors, officers, employees and agents of the corporation against liability asserted against or incurred by such party in their respective capacity with the corporation.

Articles X of the Registrant's Articles of Incorporation and Article VIII of the Registrant's By-Laws require Registrant to indemnify its directors and officers to the fullest extent permitted by the Act.

Item 7.  Exemption From Registration Claimed.

    Not applicable.

Item 8. List of Exhibits.

Regulation S-K Exhibit Number	Document	Reference to Prior Filing or Exhibit No. attached hereto

4.1	Articles of Incorporation of registrant (reflecting amendments through September 29, 2009) (filed as Exhibit 3.1(e) to Form 10-K filed March 30, 2010 is incorporated herein by reference)
4.2	Bylaws of registrant, as amended through September 23, 2009 (filed as Exhibit 3.1(ii)) to Form 8-K filed September 23, 2009 is incorporated herein by reference).
5	Opinion of Huddleston Bolen LLP	Exhibit 5
10
Premier Financial Bancorp, Inc. Long Term Incentive Plan (incorporated herein by reference to Annex A of the definitive proxy statement for the Company's Annual Meeting of Shareholders (Commission File No. 000-20908), filed by the Company under the Exchange Act on April 27, 2012).

23.1	Consent of Huddleston Bolen LLP	Contained in Exhibit 5
23.2	Consent of Independent Registered Public Accounting Firn	Exhibit 23.2
24	Power of Attorney	Contained on Signature Page

Item 9. Undertakings.

The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs A(1)(i) and A(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

4. That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

5. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant.  Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Huntington, West Virginia, on this 3rd day of December, 2012.

PREMIER FINANCIAL BANCORP, INC.

By: /s/ Robert W. Walker
Robert W. Walker
President and Chief Executive Officer (Duly Authorized Representative)

POWER OF ATTORNEY

We, the undersigned directors and officers of Premier Financial Bancorp, Inc. (the "Company") hereby severally constitute and appoint Robert W. Walker as our true and lawful attorney and agent, to do any and all things in our names in the capacities indicated below which said Robert W. Walker may deem necessary or advisable to enable the Company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the registration of shares of common stock under the Stock Plan, including specifically, but not limited to, power and authority to sign for us in our names in the capacities indicated below the registration statement and any and all amendments (including post-effective amendments) thereto; and we hereby approve, ratify and confirm all that said Robert W. Walker shall do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the date indicated.

Signatures	Title	Date

/s/ Robert W. Walker	President, Chief Executive Officer and Director	December 3, 2012
Robert W. Walker	(Principal Executive Officer)

/s/ Brien M. Chase	Senior Vice President and Chief Financial Officer	December 3, 2012
Brien M. Chase	(Principal Financial Officer and Principal Accounting Officer)

/s/ Marshall T. Reynolds	Chairman and Director	November 21, 2012
Marshall T. Reynolds

/s/ Toney K. Adkins	Director	November 21, 2012
Toney K. Adkins

/s/ Harry M. Hatfield	Director	November 21, 2012
Harry M. Hatfield

Director
Lloyd G. Jackson II

/s/ Keith F. Molihan	Director	November 21, 2012
Keith F. Molihan

/s/ Neal Scaggs	Director	November 21, 2012
Neal Scaggs

/s/ Thomas W. Wright	Director	November 21, 2012
Thomas W. Wright

Regulation S-K Exhibit Number	Document	Reference to Prior Filing or Exhibit No. attached hereto

4.1	Articles of Incorporation of registrant (reflecting amendments through September 29, 2009) (filed as Exhibit 3.1(e) to Form 10-K filed March 30, 2010 is incorporated herein by reference)
4.2	Bylaws of registrant, as amended through September 23, 2009 (filed as Exhibit 3.1(ii)) to Form 8-K filed September 23, 2009 is incorporated herein by reference).
5	Opinion of Huddleston Bolen LLP	Exhibit 5
10
Premier Financial Bancorp, Inc. Long Term Incentive Plan (incorporated herein by reference to Annex A of the definitive proxy statement for the Company's Annual Meeting of Shareholders (Commission File No. 000-20908), filed by the Company under the Exchange Act on April 27, 2012).

23.1	Consent of Huddleston Bolen LLP	Contained in Exhibit 5
23.2	Consent of Independent Registered Public Accounting Firn	Exhibit 23.2
24	Power of Attorney	Contained on Signature Page